Exhibit 5.1

June 3, 2009

Visant Corporation

357 Main Street

Armonk, New York 10504

Ladies and Gentlemen:

We have acted as counsel to Visant Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with Post- Effective Amendment No. 1 to the Registration Statement on Form S-1 (“Post-Effective Amendment No. 1”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees were issued under an indenture, as supplemented (the “Indenture”), dated as of October 4, 2004 among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York), as trustee (the “Trustee”).

We have examined Post-Effective Amendment No. 1 and the Indenture, which has been filed with the Commission as an exhibit to Post-Effective Amendment No. 1. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

VISANT CORPORATION	JUNE 3, 2009

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that Neff Motivation, Inc., an Ohio corporation, has duly executed and delivered the Indenture in accordance with the law of the State of Ohio.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

1. the Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and

2. the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the law of the State of Minnesota, (ii) the law of the Commonwealth of Pennsylvania, (iii) the law of the State of Ohio, (iv) the law of the State of Maryland and (v) the law of the State of Wisconsin, we have relied upon (a) the opinion of Sheri K. Hank, counsel to Jostens, Inc., dated the date hereof, (b) the opinion of Cozen O’Connor, counsel to The Lehigh Press, Inc., dated the date hereof, (c) the opinion of Calfee, Halter & Griswold LLP, counsel to Neff Motivation, Inc., dated the date hereof, (d) the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, counsel to Phoenix (Md.) Realty, LLC, dated the date hereof, and (e) the opinion of Reinhart Boerner Van Deuren s.c., counsel to Visual Systems, Inc., dated the date hereof, respectively.

VISANT CORPORATION	JUNE 3, 2009

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the State of Minnesota, the Commonwealth of Pennsylvania, the State of Ohio, the State of Maryland and the State of Wisconsin.

VISANT CORPORATION	JUNE 3, 2009

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to Post-Effective Amendment No. 1 and to the use of our name under the caption “Legal Matters” in the Prospectus included in Post-Effective Amendment No. 1.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

GUARANTORS

Subsidiary Name	Jurisdiction of Incorporation
AKI, Inc.	Delaware
Dixon Direct Corp.	Delaware
IST, Corp.	Delaware
Jaguar Advanced Graphics Group Inc.	New York
Jostens, Inc.	Minnesota
Memory Book Acquisition LLC	Delaware
Neff Holding Company	Delaware
Neff Motivation, Inc.	Ohio
PCC Express, Inc.	Delaware
Phoenix (Md.) Realty, LLC	Maryland
Phoenix Color Corp.	Delaware
Spice Acquisition Corp.	Delaware
The Lehigh Press, Inc.	Pennsylvania
Visual Systems, Inc.	Wisconsin